Filed pursuant to Rule 424(b)(3)

Registration No. 333-279908

PROSPECTUS SUPPLEMENT NO. 7

(To the Prospectus Dated August 9, 2024)

Up to 22,624,975 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 100,774,669 Shares of Common Stock

and

Up to 8,250,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated August 9, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-279908), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 10, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “AILE” and “AILEW,” respectively. On December 9, 2024, the last reported sales price of our Common Stock was $1.20 per share and the last reported sales price of our Public Warrants was $0.12 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2024

ILEARNINGENGINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40129	85-3961600
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 300 Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 248-9874

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AILE	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	AILEW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 4, 2024, iLearningEngines, Inc. (the “Company”) received a delinquency notification letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that due to the delay in filing the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires listed companies to timely file all periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Notice provides that the Company has 60 calendar days from the date of the Notice, or until February 3, 2025, to submit to Nasdaq a plan to regain compliance with the Rule. If Nasdaq accepts the plan, Nasdaq may grant the Company an exception of up to 180 calendar days from the due date of the Form 10-Q, or until May 19, 2025, to regain compliance. The Company may be able to regain compliance with the Rule by filing the Form 10-Q with the SEC (and any other reports required to be filed) before the end of any such exception period. If the Company fails to regain compliance prior to the expiration of any such exception period or if Nasdaq does not accept the plan of compliance, Nasdaq will issue a determination indicating that the Company is subject to delisting. If that occurs, the Company may request a hearing before a Hearings Panel to review the determination. However, there can be no assurance that Nasdaq will accept such plan or grant an exception period, that any hearing would be successful, or that the Company will be able to regain compliance within the deadline or any exception period that may be granted or maintain compliance with the other continued listing requirements set forth in the Nasdaq Listing Rules.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2024, the Board of Directors (the “Board”) of the Company placed Harish Chidambaran, the Company’s Chief Executive Officer, S. Farhan Naqvi, the Company’s Senior Vice President – Corporate Development and former Chief Financial Officer, Balakrishnan Arackal, the Company’s President and Chief Business Officer, and Ramakrishnan Parameswaran, the Company’s Senior Vice President – Technology and Products, on administrative leave from their respective positions pending the conclusion of the internal investigation being conducted by outside counsel with respect to allegations raised in a report issued on August 29, 2024 by Hindenburg Research LLC. They will continue to receive their respective salaries and other benefits. Messrs. Chidambaran and Arackal will remain as directors on the Board.

On December 5, 2024, the Board appointed Thomas Olivier to serve as the Company’s Interim Chief Executive Officer and designated Mr. Olivier as its interim principal executive officer.

The compensation terms for Mr. Olivier’s new role are yet to be determined and will be disclosed once available. Mr. Olivier, age 57, has served as the Company’s Interim Chief Operating Officer since November 2024 and has served as managing director at Arrowroot Capital since March 2021. In addition, from November 2020 to April 2024, Mr. Olivier served as the President and Chief Financial Officer, and the Vice Chairman of the board of directors of Arrowroot Acquisition Corp. Previously, Mr. Olivier was a Managing Director in Houlihan Lokey’s Technology, Media & Telecom (TMT) Group from May 2017 until April 2021. Prior to his time at Houlihan Lokey, Mr. Olivier served as a Managing Director at Pacific Crest Securities, Inc., an investment bank focused on the technology sector which was acquired by Key Bank in 2016, from April 2012 to May 2017. Mr. Olivier was also a member of the board of directors of Brain Scientific Inc. from November 2021 to June 2023. Mr. Olivier holds an undergraduate degree from Boston College and a J.D. from George Washington University.

Item 7.01 Regulation FD Disclosure.

On December 10, 2024, the Company issued a press release with respect to the (i) the Company’s receipt of the Notice and (ii) matters described in Item 5.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing..

Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this Current Report on Form 8-K, are forward-looking statements. Forward looking statements generally are accompanied by words such as “believe,” “may,” “will, “estimate,” “continue,” “anticipate,” “intend,” expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” the negative forms of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding: the compensation of the Company’s officers; the Company’s SEC filings and the timing thereof; the potential submission of a plan to Nasdaq and the potential for Nasdaq to accept such plan or grant the Company an exception period or the success of any hearing process; and the Company’s ability to regain compliance with the Nasdaq continued listing standards. These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions this Current Report on Form 8-K relies on. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including risks related to the ongoing internal investigation being conducted by a special committee of the Board with the assistance of outside counsel and the outcome of such investigation, including the extent of any impact on the Company’s reported historical financial statements; the completion of the review and preparation of the Company’s financial information and internal control over financial reporting and disclosure controls and procedures and the timing thereof; the discovery of additional information; potential further delays in the Company’s financial reporting, including as a result of unanticipated factors; changes in domestic and foreign business, market, financial, political, and legal conditions; the Company’s failure to realize the anticipated benefits of the business combination with Arrowroot Acquisition Corp.; risks related to the rollout of the Company’s business and the timing of expected business milestones; the Company’s dependence on a limited number of customers and partners; the Company’s ability to obtain sufficient financing to pay its expenses incurred in connection with its operations; the ability of the Company to issue equity or equity-linked securities or obtain debt financing in the future; risks related to the Company’s need for substantial additional financing to implement its operating plans, which financing it may be unable to obtain, or unable to obtain on acceptable terms; the Company’s ability to maintain the listing of its securities on Nasdaq or another national securities exchange; the effects of competition on the Company future business and the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; risks related to political and macroeconomic uncertainty; the outcome of any legal proceedings that may be instituted against the Company or any of their respective directors or officers, including litigation related to the business combination with Arrowroot Acquisition Corp.; the impact of the global COVID-19 pandemic on any of the foregoing risks; and those factors discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024, and its subsequent filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know, or that the Company does not currently believe are material, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans, or forecasts of future events and views as of the date of this communication. The Company anticipate that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 10, 2024.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2024

ILEARNINGENGINES, INC.

By:	/s/ Bonnie-Jeanne Gerety
Name:	Bonnie-Jeanne Gerety
Title:	Interim Chief Financial Officer

3